For media inquiries:	For investor relations inquiries:
Meredith J. Ching	Christopher J. Benjamin
808.525.6669	808.525.8405
mching@abinc.com	invrel@abinc.com

FOR RELEASE:
4:00 P.M. EASTERN STANDARD TIME
Wednesday, February 3, 2010

A&B REPORTS 2009 NET INCOME OF $44.2 MILLION

Honolulu (February 3, 2010) - Alexander & Baldwin, Inc. (NYSE:ALEX) today reported that net income for the full year 2009 was $44.2 million, or $1.08 per diluted share.  Net income for the full year 2008 was $132.4 million, or $3.19 per diluted share.  Revenue for the full year 2009 was $1,404.8 million, compared to revenue of $1,879.8 million for the full year 2008.
Net income for the fourth quarter of 2009 was $20.1 million, or $0.49 per diluted share. Net income in the fourth quarter of 2008 was $23.9 million, or $0.58 per diluted share.  Revenue for the fourth quarter of 2009 was $365.0 million, compared to revenue of $395.4 million in the same period of 2008.

COMMENTS ON QUARTER & OUTLOOK

“Fourth quarter 2009 operating profit benefitted from strong property sales and a non-operating gain in Agribusiness, which offset the impacts on Ocean Transportation segment results from rudder damage to one of the Company’s vessels,” said Stan Kuriyama, president and chief executive officer of A&B.  “The Company’s modest profit in 2009 was hard earned in a very difficult operating environment for all of our lines of business.  The cost cutting actions we took in 2008 and 2009, the investments we have continued to make in our businesses and the Company’s firm financial footing will position us well in 2010 as the markets we serve begin to recover.  We continue to make strategic investments and pursue opportunities throughout our businesses to facilitate future growth, with a current emphasis on Hawaii real estate.”

“In 2009, sharp declines in Ocean Transportation’s Hawaii volumes and China rates more than offset improvements in Hawaii and Guam yields.  Our Logistics Services segment suffered major reductions in both volumes and rates, driven by trends felt across the industry.  Our Agribusiness segment continued to struggle with drought-induced lower yields in its core sugar operations and lower rates received for power it produced and sold to the electric utilities on Maui and Kauai.  The impacts of the economic downturn were seen in lower occupancies and rents in the leased portfolio and minimal sales from development projects and joint ventures.  These declines more than offset the Company’s strong performance in improved property sales.  In the aggregate, the Company’s results also reflected a $24 million year-over-year negative variance in non-cash pension expense, which impacted results in each of our segments.”

“Despite the challenging earnings environment, the Company generated positive operating cash flow, while improving its overall financial condition.  Our strong balance sheet, ample liquidity and modest debt position leave us well positioned to take advantage of market opportunities.  We enter the year with the ongoing benefits of our comprehensive cost reductions and are gaining momentum in our opportunistic investment programs.  While some of 2009’s economic challenges will persist throughout 2010, the Company is much better positioned to create near-term earnings growth and long-term value in a more stabilized environment.”

“Our core business segments each face challenges and opportunities in 2010.  Ocean Transportation should benefit from stabilizing volumes in the key Hawaii trade and a firming of pricing in the China trade, but may be challenged to achieve historical margins at lower volume levels.  Logistics Services should similarly benefit from some recovery in domestic volumes and rates, although the disintermediation of its international intermodal business will dampen growth prospects.  Increases in domestic sugar prices and improving yield forecasts have positioned Agribusiness for a major improvement in 2010.  Adequate access to irrigation water must be maintained to ensure ongoing operating viability over the longer term.”

“Real Estate Leasing will be challenged with lower revenues due to lower rents and occupancies, and higher depreciation related to newly acquired properties, but will continue to generate significant cash net operating income.  Demand for quality properties remains intact, which should translate into continued strong results from improved property sales, as evidenced by our recently completed sale of the Mililani Shopping Center.  While signs of a recovery in Hawaii’s real estate markets are expected in 2010, no meaningful pick up in sales from development projects and joint ventures is currently anticipated.  We are seeing more rational pricing in Hawaii real estate assets, and with two modest ‘Project X’ investments over the past two months, we have resumed making non-1031 investments in the state.”

“As economic growth returns, we are confident that the Company’s capital resources to support new investments, and strong franchises and market positions in our shipping and real estate businesses, will result in shareholder value creation and earnings growth in 2010 and beyond."

TRANSPORTATION—OCEAN TRANSPORTATION

	Quarter Ended December 31,
(dollars in millions)	2009	2008	Change
Revenue	$234.8	$239.5	-2%
Operating profit	$13.5	$21.1	-36%
Operating profit margin	5.7%	8.8%
Volume (Units)
Hawaii containers	34,200	35,900	-5%
Hawaii automobiles	20,600	15,300	35%
China containers	13,500	11,100	22%
Guam containers	3,600	3,300	9%

For the fourth quarter of 2009, Ocean Transportation revenue decreased 2 percent from the year earlier period due to lower yields in the China trade, lower fuel surcharges and lower container volumes in the Hawaii trade, partially offset by higher China and Guam service volumes, favorable yields in the Hawaii trade and higher Hawaii auto volumes.  Hawaii container volume continues to be affected by the economic downturn, although the rate of decline moderated in the fourth quarter.  Operating profit was $7.6 million, or 36 percent, lower in the fourth quarter of 2009 compared to 2008 due to lower Hawaii volumes, lower China yields, increased vessel operating expenses related to the MV Mokihana rudder failure discussed further below and higher fuel prices, partially offset by improving Hawaii yields, lower operations overhead cost, and lower general and administrative expenses.

Fourth quarter 2009 operating profit and margins were negatively impacted by the rudder failure on the MV Mokihana, which led to higher vessel repair expense and the need to temporarily add a 10th ship to the fleet to ensure that schedule and service integrity was maintained.  The estimated impact to operating profit was approximately $6.3 million, which reduced fourth quarter operating profit margin from 8.4 percent to 5.7 percent.  By quarter’s end, repairs on the Mokihana had been completed and the fleet returned to a 9-ship rotation.

	Year Ended December 31,
(dollars in millions)	2009	2008	Change
Revenue	$888.6	$1,023.7	-13%
Operating profit	$58.3	$105.8	-45%
Operating profit margin	6.6%	10.3%
Volume (Units)
Hawaii containers	136,100	152,700	-11%
Hawaii automobiles	83,400	86,300	-3%
China containers	46,600	47,800	-3%
Guam containers	14,100	13,900	1%

    Ocean Transportation revenue decreased $135.1 million, or 13 percent, in 2009 compared to 2008.  This decline was attributable to lower net volumes, lower China yields, and lower fuel surcharges, partially offset by improving Guam and Hawaii yields.  Total Hawaii container volume declined 11 percent in 2009 compared with 2008, reflecting a broad-based decline in demand caused by the ongoing softness in Hawaii’s economy.  Matson’s Hawaii automobile volume for the year was 3 percent lower than 2008, also reflecting economic weakness.  China container volume decreased 3 percent in 2009, compared with 2008, principally due to weak U.S. economic conditions that have slowed the demand for container imports.

    Operating profit decreased $47.5 million, or 45 percent, in 2009 compared to 2008.  The primary reasons for the decline included declines in overall volume, declines in China yields, higher terminal costs, higher pension costs, emergency rudder repair-related costs, and workforce reduction expenses.  These factors were partially offset by improvements in Guam and Hawaii yields and cargo mix, reduced vessel expenses correlating with a smaller fleet deployment and lower general and administrative costs attributable to headcount and other cost reduction initiatives.

TRANSPORTATION—LOGISTICS SERVICES

	Quarter Ended December 31,
(dollars in millions)	2009	2008	Change
Intermodal revenue	$48.5	$58.8	-18%
Highway revenue	33.6	41.0	-18%
Total Revenue	$82.1	$99.8	-18%
Operating profit	$1.2	$4.1	-71%
Operating profit margin	1.5%	4.1%

Logistics Services revenue for the fourth quarter of 2009 decreased 18 percent, or $17.7 million, from the fourth quarter of 2008, due primarily to lower rates, which were driven largely by lower fuel surcharges and competitive pricing pressures, and lower intermodal volume.  In the fourth quarter of 2009, intermodal volume decreased by 5 percent, as compared to the fourth quarter of 2008, with a significant reduction in international intermodal volume related to lower U.S. import demand and a shift of carrier business directly to the rail providers.

Logistics Services operating profit fell by $2.9 million compared to the fourth quarter of 2008, due principally to the lower volume and lower rates cited above.

	Year Ended December 31,
(dollars in millions)	2009	2008	Change
Intermodal revenue	$188.0	$271.0	-31%
Highway revenue	132.9	165.0	-19%
Total Revenue	$320.9	$436.0	-26%
Operating profit	$6.7	$18.5	-64%
Operating profit margin	2.1%	4.2%

    Logistics Services revenue decreased $115.1 million, or 26 percent, in 2009 compared to 2008.  This decrease was principally due to lower intermodal and highway volume and rates.  The reduction in highway volume is reflective of a general softening in the highway market as a result of the U.S. recession.  Intermodal volumes were impacted by the recession and by competitive actions resulting from direct agreements between steamship lines and rail providers.  Partially offsetting these declines was growth in Matson Global Distribution Services’ warehousing revenue attributable to the full year impact of PACAM, the San Francisco Bay-area regional warehousing, packaging and distribution company acquired in the third quarter of 2008.

    Logistics Services operating profit decreased $11.8 million, or 64 percent, in 2009 compared with 2008.  Operating profit decreased principally due to lower volume and rates previously cited, but also due to margin compression resulting from excess capacity in the market.

REAL ESTATE—INDUSTRY
Real Estate Leasing and Real Estate Sales revenue and operating profit are analyzed before discontinued operations are removed.  This is consistent with how the Company evaluates and makes investment, disposition and capital allocation decisions.

REAL ESTATE—LEASING

	Quarter Ended December 31,
(dollars in millions)	2009	2008	Change
Revenue	$24.9	$25.5	-2%
Operating profit	$10.0	$10.2	-2%
Operating profit margin	40.2%	40.0%

Real Estate Leasing revenue for the fourth quarter of 2009 was $24.9 million, a decrease of 2 percent from the fourth quarter of 2008, due to lower occupancies and rents, primarily in the mainland portfolio, the net effect of property sales and acquisitions, and the partial non-reinvestment of proceeds from a late 2008 disposition.

Operating profit of $10.0 million was 2 percent lower than the fourth quarter of 2008 due to the combination of lower revenue and higher depreciation expenses, partially offset by lower insurance expenses.

	Year Ended December 31,
(dollars in millions)	2009	2008	Change
Revenue	$103.2	$107.8	-4%
Operating profit	$43.2	$47.8	-10%
Operating profit margin	41.9%	44.3%
Occupancy Rates:
Mainland	85%	95%
Hawaii	95%	98%
Leasable Space (million sq. ft.):
Mainland	7.0	6.6	6%
Hawaii	1.3	1.3	--%

Real Estate Leasing revenue for 2009 was 4 percent lower than the amount reported for 2008.  The decrease was principally due to lower mainland occupancies and rents, the partial non-reinvestment of 1031 proceeds from a late 2008 disposition, and a business interruption insurance payment received in 2008.  Occupancy for the mainland portfolio decreased 10 percentage points in 2009 as compared to 2008, primarily due to the combination of a net addition of lower occupancy gross leasable area (“GLA”) to the portfolio and reduced “same store” occupancy at two industrial properties.  Operating profit was 10 percent lower in 2009, compared with 2008, principally due to the reasons cited for the revenue decline discussed above, as well as higher depreciation and amortization expenses.

Leasable space increased by a net 0.4 million square feet at December 31, 2009 as compared to December 31, 2008, due to the net effect of several acquisitions and dispositions.  Many of the properties added to the portfolio were larger square footage industrial properties, both in Hawaii and on the mainland.  Vacancies in industrial properties affect GLA-based occupancy level calculations disproportionately in relation to revenue, operating profit and net operating income (“NOI”), as this asset class generally has significantly lower rental rates per square foot.

The Company regularly makes dispositions of commercial properties from its leasing portfolio and land under ground leases or vacant land parcels and subsequently reinvests proceeds, on a tax-deferred basis, in new properties.  As a result, the Company typically incurs higher depreciation expenses attributable to the higher cost basis of its properties or to the replacement of formerly non-depreciable property with depreciable property.  Further, due to the inherent timing lag between disposition and reinvestment, the Company incurs a modest loss of revenue and income in these interim periods.

REAL ESTATE—SALES

	Quarter Ended December 31,
(dollars in millions)	2009	2008	Change
Improved property sales	$58.1	$30.3	92%
Development sales	0.8	5.6	-86%
Unimproved/other property sales	5.3	18.5	-71%
Total revenue	$64.2	$54.4	18%
Operating profit before joint ventures	$20.9	$20.6	-1%
Equity in earnings (loss) of joint ventures	(0.5)	(1.3)	62%
Total operating profit	$20.4	$19.3	6%

Fourth quarter 2009 Real Estate Sales revenue was $9.8 million, or 18 percent, more than the fourth quarter of 2008, as higher improved property sales offset lower development and unimproved/other property sales.  In the fourth quarter of 2009, the Company sold its Pacific Guardian Tower office property (Honolulu, HI) and Village at Indian Wells retail center (Indian Wells, CA) and several unimproved parcels on Maui.  In the fourth quarter of 2008, the Company sold its Venture Oaks office building (Sacramento, CA) and several improved properties and unimproved parcels on Maui.

Fourth quarter 2009 operating profit was $20.4 million, 6 percent higher than in the fourth quarter of 2008, due principally to higher commercial property sales volume, partially offset by lower unimproved land and development sales activity.  Sales activity in the Company’s wholly-owned and joint venture developments was limited to 5 units in the fourth quarter of 2009, versus 12 units in the prior year’s fourth quarter.

	Year Ended December 31,
(dollars in millions)	2009	2008	Change
Improved property sales	$99.6	$103.6	-4%
Development sales	6.0	217.4	-97%
Unimproved/other property sales	20.0	29.2	-32%
Total revenue	$125.6	$350.2	-64%
Operating profit before joint ventures	$39.1	$86.6	-55%
Equity in earnings (loss) of joint ventures	--	9.0	NM
Total operating profit	$39.1	$95.6	-59%

For the full year of 2009, Real Estate Sales revenue was substantially lower than the same period in 2008, principally as a result of extensive sales in 2008 at the Company’s Keola La’i high rise development on Oahu and its Keala’ula single-family subdivision on Kauai, as well as higher unimproved/other property sales.  Development sales activity at the Company’s wholly-owned and joint venture development projects was very slow in 2009, with a total of 18 units sold.

Operating profit in 2009 was 59 percent lower than 2008, when the Company benefitted from the Keola La’i sales, an insurance settlement received, and joint venture income related to sales at the Kai Malu project in Wailea, Maui.  Operating profit in 2009 also included an impairment loss related to the Company’s Ka Milo joint venture.

AGRIBUSINESS

The Company’s Hawaiian Commercial & Sugar Company division is a member in a cooperative that provides raw sugar marketing and transportation services.  In the fourth quarter of 2009, the cooperative’s only other member ceased production of raw sugar, which resulted in its membership being terminated, leaving the Company currently as the sole member in the cooperative.  Accordingly, the Company was required under generally accepted accounting principles to consolidate the cooperative beginning in the fourth quarter of 2009, which resulted in a $5.4 million non-operating gain in the Company’s reported financial results for the fourth quarter and full year 2009.

	Quarter Ended December 31,
(dollars in millions)	2009	2008	Change
Revenue	$27.6	$28.1	-2%
Operating loss	$(0.8)	$(6.1)	87%
Tons sugar produced	23,800	30,400	-22%

Excluding the aforementioned non-operating gain, fourth quarter 2009 Agribusiness revenue was $22.2 million, or $5.9 million lower than a year earlier due to lower sugar and power revenues, offset by higher specialty sugar and coffee revenues.  Operating loss, again excluding the non-operating gain, was $6.2 million, similar to the loss incurred in the fourth quarter of 2008.  Sugar production decreased 22 percent in the fourth quarter versus the same period in 2008, due to the earlier conclusion of the scheduled harvest.

	Year Ended December 31,
(dollars in millions)	2009	2008	Change
Revenue	$107.0	$124.3	-14%
Operating loss	$(27.8)	$(12.9)	-2	X
Tons sugar produced	126,800	145,200	-13%

    Excluding the non-operating gain, Agribusiness revenue decreased $22.7 million in 2009 compared to 2008.  The decrease was primarily due to lower power revenues stemming from lower prices and volume, and lower raw sugar sales volume, partially offset by higher specialty sugar volume.  Power prices, which decreased by more than 50 percent compared to the prior year, are determined by an avoided cost calculation for the public utilities in Hawaii, and have been negatively impacted by a reduction in fossil fuel costs as well as by a regulatory change in the calculation method.

     Operating loss, again excluding the non-operating gain, increased $20.3 million in 2009 compared to 2008, for the same reasons cited for revenue decline.  Sugar production in 2009 was 13 percent lower than in 2008 due to the ongoing effects of the severe drought conditions in 2007-2008.

    Following the Company’s Board meeting on January 28, 2010, the Company announced in a press release that it will continue sugar operations at HC&S through at least 2010.

CORPORATE EXPENSE
Corporate expenses of $6.3 million increased by 37 percent, or $1.7 million, in the fourth quarter of 2009 as compared to the fourth quarter of 2008. The increase is due principally to an increase in contributions expense to the A&B Foundation and an increase in non-cash pension expenses. For the full year 2009, corporate expenses were $21.8 million, or $0.8 million higher than 2008, due principally to higher pension expenses that were partially offset by lower performance-based compensation and lower salaries.

CONDENSED CASH FLOW TABLE

	Year Ended December 31,
(Dollars in millions, Unaudited)	2009	2008	Change
Cash Flow from Operating Activities	$115	$275	-58%

Capital Expenditures (1)
Transportation	(13)	(38)	-66%
Real Estate	(14)	(55)	-75%
Agribusiness and other	(4)	(16)	-75%
Total Capital Expenditures	(31)	(109)	-72%

Other Investing Activities, Net	--	(40)	NM
Cash Used in Investing Activities	$(31)	$(149)	-79%

Debt Repayments	(34)	(16)	2	X
Repurchase of Capital Stock	--	(59)	NM
Dividends Paid	(52)	(51)	2%
Other Financing Activities, Net	(1)	2	NM
Cash Used in Financing Activities	$(87)	$(124)	-30%

Net Increase (Decrease) in Cash	$(3)	$2	NM

(1)	Excludes non-cash 1031 exchange transactions and real estate development activity.

Alexander & Baldwin, Inc.  is headquartered in Honolulu, Hawaii and is engaged in ocean transportation and logistics services through its subsidiaries, Matson Navigation Company, Inc., Matson Integrated Logistics, Inc. and Matson Global Distribution Services; in real estate through A&B Properties, Inc.; and in agribusiness through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

ALEXANDER & BALDWIN, INC.
2009 and 2008 Fourth-Quarter and Full-Year Results (Condensed)
 (In Millions, Except Per Share Amounts, Unaudited)

	2009	2008
Three Months Ended December 31:
Revenue	$365.0	$395.4
Income From Continuing Operations	$5.7	$9.3
Discontinued Operations: Properties1	$14.4	$14.6
Net Income	$20.1	$23.9
Basic Earnings Per Share
Continuing Operations	$0.14	$0.23
Net Income	$0.49	$0.58
Diluted Earnings Per Share
Continuing Operations	$0.14	$0.23
Net Income	$0.49	$0.58
Basic Weighted Average Shares Outstanding	41.0	41.1
Diluted Weighted Average Shares Outstanding	41.3	41.2

	2009	2008
Year Ended December 31:
Revenue	$1,404.8	$1,879.8
Income From Continuing Operations	$11.9	$89.6
Discontinued Operations: Properties1	$32.3	$42.8
Net Income	$44.2	$132.4
Basic Earnings Per Share
Continuing Operations	$0.29	$2.17
Net Income	$1.08	$3.21
Diluted Earnings Per Share
Continuing Operations	$0.29	$2.16
Net Income	$1.08	$3.19
Basic Weighted Average Shares Outstanding	41.0	41.2
Diluted Weighted Average Shares Outstanding	41.1	41.5

1 “Discontinued Operations: Properties” consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.

Industry Segment Data, Net Income (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
Revenue:	2009	2008	2009	2008
Transportation
Ocean Transportation	$234.8	$239.5	$888.6	$1,023.7
Logistics Services	82.1	99.8	320.9	436.0
Real Estate
Leasing	24.9	25.5	103.2	107.8
Sales	64.2	54.4	125.6	350.2
Less Amounts Reported In Discontinued Operations	(60.4)	(48.3)	(124.2)	(151.5)
Agribusiness	27.6	28.1	107.0	124.3
Reconciling Items	(8.2)	(3.6)	(16.3)	(10.7)
Total Revenue	$365.0	$395.4	$1,404.8	$1,879.8

Operating Profit, Net Income:
Transportation
Ocean Transportation	$13.5	$21.1	$58.3	$105.8
Logistics Services	1.2	4.1	6.7	18.5
Real Estate
Leasing	10.0	10.2	43.2	47.8
Sales	20.4	19.3	39.1	95.6
Less Amounts Reported In Discontinued Operations	(23.4)	(23.6)	(52.3)	(69.3)
Agribusiness	(0.8)	(6.1)	(27.8)	(12.9)
Total Operating Profit	20.9	25.0	67.2	185.5
Interest Expense	6.7	6.2	25.9	23.7
General Corporate Expenses	6.3	4.6	21.8	21.0
Income From Continuing Operations Before Income Taxes	7.9	14.2	19.5	140.8
Income Taxes	2.2	4.9	7.6	51.2
Income From Continuing Operations	5.7	9.3	11.9	89.6
Income from Discontinued Operations	14.4	14.6	32.3	42.8
Net Income	$20.1	$23.9	$44.2	$132.4

Basic Earnings Per Share, Continuing Operations	$0.14	$0.23	$0.29	$2.17
Basic Earnings Per Share, Net Income	$0.49	$0.58	$1.08	$3.21

Diluted Earnings Per Share, Continuing Operations	$0.14	$0.23	$0.29	$2.16
Diluted Earnings Per Share, Net Income	$0.49	$0.58	$1.08	$3.19

Basic Weighted Average Shares Outstanding	41.0	41.1	41.0	41.2
Diluted Weighted Average Shares Outstanding	41.3	41.2	41.1	41.5

Consolidated Balance Sheets (Condensed)
(In Millions, Unaudited)

	December 31,	December 31,
	2009	2008

ASSETS
Current Assets	$307	$284
Investments in Affiliates	242	208
Real Estate Developments	88	78
Property, Net	1,536	1,590
Other Assets	207	190
Total	$2,380	$2,350

LIABILITIES & EQUITY
Current Liabilities	$297	$238
Long-Term Debt, Non-Current Portion	406	452
Employee Benefit Plans	116	122
Other Long-Term Liabilities	48	52
Deferred Income Taxes	428	414
Shareholders’ Equity	1,085	1,072
Total	$2,380	$2,350